FOR IMMEDIATE RELEASE

PERFECTDATA CORPORATION FILES SEC FORM-10KSB FOR FISCAL 2005

NEW YORK – MAY 31, 2005 — PerfectData Corporation (OTC Bulletin Board: PERF.OB) today announced that on Friday May 27th, 2005 it filed its annual report of Form 10-KSB for its fiscal year ended March 31, 2005. The disclosures contained in the annual report are of historical interest only. As previously reported, in November 2004 the company completed a sale of all its operating assets to Spray Products Corporation ("Spray") and in April 2005 the company completed a transaction in which it acquired through a reverse merger all of the assets of Sona Mobile, Inc. ("Sona"). As a result, the company's future financial statements will reflect the operations of Sona.

Net sales for the 2005 fiscal year were $326,000, compared to net sales of $2,680,000 for the prior year, which ended March 31, 2004. Net sales in both years are entirely attributable to discontinued operations. Cost of goods sold for the 2005 fiscal year was $252,000, compared to $1,777,000 in the prior fiscal year. The decline in sales and cost of goods sold is due to the fact that, effective June 1, 2004, the company did not report any revenues.

Selling, general and administrative expenses ("Expenses") for the 2005 fiscal year and the 2004 fiscal year were $970,000 and $933,000, respectively. The increase in Expenses was attributable to the issuance of 150,000 shares of common stock in connection with the termination of a consulting agreement, resulting in a compensation expense of $180,000. This amount was offset, in part, by a reduction in salary and related taxes. The company's former chief executive officer, Harris Shapiro, reduced his annual salary effective April 2004, and agreed to waive his salary effective January 2005. In addition, Expenses were impacted by (1) the company transferring its order fulfillment to Spray on November 1, 2003 and relocating to a smaller facility enabling the company to reduce facility expenses as well as reduce its labor force; and (2) Spray assuming full responsibility for all the company's customers on June 1, 2004, resulting in a further reduction in Expenses related to freight, sales representative commissions and customer rebates.

Other income for the 2005 and 2004 fiscal years was primarily dividend income of $21,000 and $17,000, respectively.

Income from discontinued operations for the 2005 and 2004 fiscal years was $56,000 and $359,000, respectively.

The company's cash and cash equivalents decreased $636,000 in the 2005 fiscal year. The decrease resulted from cash used in continuing operating activities of $698,000, partially offset by cash provided by discontinued operating activities of $62,000.

At March 31, 2005, the company had net operating loss and general business tax credit carry forwards for income tax purposes of approximately $6,373,000 and $12,000, respectively, available to reduce future potential Federal income taxes. As a result of the transaction with Sona, the utilization of these loss tax credit carry forwards will be limited pursuant to Section 382 of the Internal Revenue Code of 1986, as amended.

As previously reported, in connection with the Sona transaction, three of the Company's directors resigned and the remaining director appointed three Sona designees to the Board. Also, the company's then chief executive officer resigned immediately and the Board appointed the senior executives of Sona as the new senior executives of the company. The company's chief financial officer, Irene Marino, agreed to remain in that capacity until today, May 31, 2005, when she officially retires. The company is in the process of interviewing candidates for Ms. Marino's successor. Until a permanent successor is found, the company has designated Nicholas H. Glinsman, its current Secretary, as Interim Chief Financial Officer.

Sona Mobile

Sona is a leading provider of mobile applications that transform enterprise employees' handheld devices into easy to use, secure and reliable pocket-sized computers, capable of interacting with corporate databases and transmitting their most important programs to their mobile devices, whether its marketplace information, order forms or even live, streaming TV. At the center of Sona's capabilities is the Sona Wireless Development Platform (SWP), a proprietary technology that allows users to access their most important applications from their handheld device while away from the office.

The SWP's architecture also makes it possible to interact with voice, data and media services simultaneously, prioritize data so a user's most important applications can be used even with marginal signal output and present multiple forms of data all in one display to facilitate navigation.

Sona's financial platform has become a popular choice with employees in the financial services industry because it allows them to monitor both portfolio data and financial news from remote locations. Sona has also created specific products for the entertainment industry that allow content providers to stream live video and audio entertainment to mobile phones. Finally, Sona also markets its products to the broad enterprise-sized business market, creating customized wireless applications that allow workers to access critical data while out of the office.

Sona was founded in 2000 and has offices and operations in the United States, Canada and the United Kingdom. For more information, visit the company Web site at www.sonamobile.com, or contact John Bush 416-866-4100, or at john.bush@sonamobile.com

Forward-Looking Statement

Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as "believes," "anticipates," "plans," "expects," and similar words, is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements. Reference is made to the company's public filings with the U.S. Securities and Exchange Commission for further information regarding the company and its operations.

Contact

Michael Prichinello @ Modern Message

212.531.8273 – mikep@modernmessage.com

John Bush, Sona Mobile Inc

1-866-274-4040 – john.bush@sonamobile.com